EXHIBIT 99.1

November 21, 2007

To the Board of Directors, and
Charles Bitters, President & CEO
American Energy Production, Inc.

After careful consideration, and effective with the date of this letter, I hereby resign as an Independent Director of the Board of American Energy Production, Inc.

During my two-year tenure we have successfully transitioned the structure of the Company from a Business Development Company, to an Oil and Gas Operating Company. From this point forward, I believe the Company would be better served with Board members having a greater depth of experience in the oil and gas industry than I currently possess.

In addition, the exigencies of my own company require my full attention. In anticipating the workload that is ahead of the Board in the coming months, I am unable to commit the time and attention required as a member of the Board.
I have no disagreement with the Company on any matter related to the Company’s operations, policies or practices.

I have enjoyed working with all of you during the past two years, and wish you great success in the future.

Sincerely,

/s/ John Powell
John Powell
1917 Vista Oaks Dr.
Carrollton, TX 75007